Booz Allen Appoints Ambassador Robert C. O’Brien to Board of Directors National security leader brings deep expertise McLean, Virginia - June 4, 2025 - Booz Allen Hamilton Holding Corporation (NYSE: BAH), the parent company of advanced technology company Booz Allen Hamilton Inc., announced today that it has appointed Ambassador Robert C. O’Brien to the Board of Directors, eIective June 9, 2025. He will serve on the board’s nominating and corporate governance committee and compensation, culture, and people committee. O’Brien was the U.S. National Security Advisor from 2019-2021 and has been appointed to serve on the President’s Intelligence Advisory Board (PIAB) in President Trump’s second term. He is the co- founder and chairman of American Global Strategies LLC. O’Brien brings expertise in U.S. national security, policy, and the defense industrial base to Booz Allen. As National Security Advisor, O’Brien served as the President’s principal advisor on all aspects of American foreign policy and national security aIairs. Earlier, he held positions including Special Presidential Envoy for Hostage AIairs, Co-Chairman of the U.S. Department of State Public-Private Partnership for Justice Reform in Afghanistan, and U.S. Representative to the 60th session of the UN General Assembly. He also served as a Major in the Judge Advocate General’s Corps of the U.S. Army Reserve. His distinguished career recognitions include the National Security Medal, the National Intelligence Distinguished Service Medal, the Department of Defense Medal for Distinguished Public Service, the National Defense Medal, the Legion d’honneur (Chevalier), the Republic of China (Taiwan) Order of the Brilliant Star with Special Grand Cordon, and the Kosovo Presidential Medal of Merits, among others. "Ambassador O’Brien’s unique understanding of national security and geopolitics will bring tremendous value to Booz Allen and our work on America’s most critical missions," said Horacio Rozanski, Booz Allen Chairman, CEO and President. "His contributions will enrich our Board as we collaborate and serve Booz Allen’s stockholders, customers, people, and the nation.” O’Brien earned a bachelor’s degree in political science cum laude from UCLA and received his law degree from the UC Berkeley School of Law. He currently serves as chairman of the Global Taiwan Institute (GTI) Task Force on US-Taiwan Relations, chairman of the board of directors of the Richard Nixon Foundation, and co-chair of the Center for Strategic and International Studies (CSIS) Commission on Hostage Taking and Wrongful Detention. He is also a Distinguished Senior Fellow at the Pepperdine School of Public Policy and a Carnegie Distinguished Fellow at the Columbia University Institute of Global Politics. About Booz Allen Hamilton Booz Allen is an advanced technology company delivering outcomes with speed for America’s most critical defense, civil, and national security priorities. We build technology solutions using AI, cyber, and other cutting-edge technologies to advance and protect the nation and its citizens. By focusing on outcomes, we enable our people, clients, and their missions to succeed—accelerating the nation to realize our purpose: Empower People to Change the World®.

With global headquarters in McLean, Virginia, our firm employs approximately 35,800 people globally as of March 31, 2025, and had revenue of $12.0 billion for the 12 months ended March 31, 2025. To learn more, visit www.boozallen.com. (NYSE: BAH) Contact Media Relations: Jessica Klenk, Klenk_Jessica@bah.com Investor Relations: Dustin Darensbourg, Investor_Relations@bah.com